EX-35.1
(logo) centerline
       capital group


OFFICER'S CERTIFICATE
Centerline Servicing Inc.

The undersigned, Keith Crandall, Servicing Officer of Centerline Servicing Inc., (f/k/a ARCap Special Servicing, Inc.), the Special Servicer under that certain Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") dated as of February 1, 2008 relating to the Morgan Stanley Capital I Inc. Commercial Mortgage Pass-Through Certificates Series 2008-TOP29, hereby certifies as follows:

1. a review of the activities of the Special Servicer during the preceding calendar year ending December 31, 2008 and of the performance of the Special Servicer under the Pooling and Servicing Agreement has been made under the undersigned officer's supervision; and

2. to the best of the undersigned's knowledge, based on such review, the Special Servicer has fulfilled all its obligations under the Pooling and Servicing Agreement in all material respects from January 1, 2008 to December 31, 2008.

Capitalized terms not otherwise defined herein shall have the meanings given them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, as of the 19th day of March, 2009, I have hereunto signed my name.

/s/ Keith Crandall
Keith Crandall
Servicing Officer of
Centerline Servicing Inc.,
a Delaware corporation